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                                                                      EXHIBIT 3

                  PROSPECT STREET HIGH INCOME PORTFOLIO INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 27, 2000

                                  PROXY BALLOT

(1)   ELECTION OF DIRECTORS

      The undersigned hereby vote(s) the number of shares of common stock ("Shares") of Prospect Street High Income Portfolio Inc. (the "Fund") as follows:

Nominees                     Votes For               Authority Withheld
--------                     ---------               ------------------

James D. Dondero             22,991,519.0220         489,504.3876

John William Honis           22,857,356.8457         623,666.5639

Timothy K. Hui               22,854,611.1226         626,412.2870

Scott F. Kavanaugh           22,994,163.0220         486,860.3876

James F. Leary               22,848,207.8522         632,815.5574



(2)   RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP

      The undersigned hereby vote(s) 23,149,400.1322 Shares in favor of, and 181,386.6525 Shares against, the ratification of the selection of Ernst & Young LLP as independent public accountants of the Fund for the current fiscal year ending October 31, 2000, with 161,109.7276 Shares having abstained from voting.

      IN TESTIMONY WHEREOF, we have hereunto set our hands this 27th day of October, 2000.


231,491,867
Shares represented by the
undersigned as Proxies

                                          /s/ R. Joseph Dougherty     Proxy
                                          ----------------------------
                                          R. Joseph Dougherty

                                          /s/ Mark K. Okada           Proxy
                                          ----------------------------
                                          Mark K. Okada